Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2025, InMode Ltd. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our ordinary shares. References herein to “we,” “us,” “our” and the “Company” refer to InMode Ltd. and not to any of its subsidiaries. The following description may not contain all of the information that is important to you, and we therefore refer you to our amended and restated articles of association, a copy of which was filed on February 10, 2026, with the Securities and Exchange Commission (“SEC”) as an exhibit 1.1 to Form 20-F (file no. 001-39016).

Registration Number and Purposes

Our registration number with the Israeli Companies Registrar is 51-407361-8. Pursuant to Section 3 of our articles of association, our objectives are to engage in any lawful activity.

Share capital

Our authorized share capital consists of 200,000,000 ordinary shares, par value NIS 0.01 per ordinary share.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

Transfer of shares and Notices

Under the Companies Law, shareholders’ meetings require prior notice of at least 21 days, and if the agenda of the meeting includes certain matters prescribed under the Companies Law and the regulations promulgated thereunder, among others, the appointment or removal of directors, the approval of related party transactions, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the ordinary shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

Under our amended and restated articles of association, our board of directors must consist of not less than three but no more than seven directors. Pursuant to our amended and restated articles of association, each of our directors shall be appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of a special majority of 2/3 (two thirds) of those votes cast excluding abstaining votes or upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association. In addition, our amended and restated articles of association allow our board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under our amended and restated articles of association. Any director so appointed serves for a term of office equal to the remaining period of the term of office of the director whose office has been vacated (or in the case of any new director, for a term of office according to the class to which such director was assigned upon appointment).

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. As a company listed on an exchange outside of Israel, however, court approval is not required if the proposed distribution is in the form of an equity repurchase, provided that we notify our creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the repurchase without obtaining court approval.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Voting rights

All ordinary shares have identical voting and other rights in all respects.

Quorum

Under the Companies Law, an annual general meeting of our shareholders should be held once every calendar year, but no later than 15 months from the date of the previous annual general meeting. The quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy holding at least 25% of the voting power in the Company. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place (without requirement of additional notification to the shareholders) or any time and place as the directors designate in a notice to the shareholders. Under our amended and restated articles of association, the required quorum for the reconvened adjourned meeting will be, with some exceptions, at least two shareholders holding any number of the voting rights in the Company.

Vote requirements

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. This right may be changed if shares with special voting rights are authorized in the future. Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our articles of association. A shareholder may vote in general meetings in person, by proxy or by a written ballot.

Shareholders Meetings

An annual meeting should be convened at least once every calendar year, and no later than 15 months after the preceding annual meeting, to review the Company’s financial statements and to transact any other business required pursuant to the Articles or to the Companies Law, and any other matter which the board of directors places on the agenda of the annual meeting, at a time and place that the board of directors will determine. Under our Articles, the Companies Law, and the regulations promulgated thereunder, a special meeting may be called by the board of directors and at the demand of any of the following: (i) any two directors; (ii) one-quarter of the directors then serving; and (iii) as a company listed on an exchange in the U.S., one or more shareholders holding, in the aggregate, either (a) 10% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 10% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of the shareholders may request that the board of directors include a matter in the agenda of a general meeting of the shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting of the shareholders. Notwithstanding the foregoing, as a company listed on an exchange outside of Israel, a matter relating to the appointment or removal of a director may only be requested by one or more shareholders holding at least 5% of the voting rights at the general meeting of the shareholders. Our Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by our board of directors, which, as a company listed on an exchange outside Israel, may be between 4 and 60 days prior to the date of the meeting.

According to the Articles, the quorum required for an ordinary meeting of shareholders is at least two shareholders present in person or by proxy who together hold or represent in the aggregate 25% or more of the voting power, and a meeting adjourned for lack of a quorum is reconvened one week thereafter (on the same day) at the same time and place or to such other day, time and place as our board of directors may indicate in a notice to the shareholders, with the quorum at the reconvened meeting being (a) in the case of a meeting convened upon a shareholder requisition under the Companies Law, one or more shareholders present in person or by proxy holding the number of shares required to make such a requisition, and (b) in any other case, any shareholder present in person or by proxy regardless of the number of shares represented.

The Companies Law and regulations determine that prior notice of no less than 21 days should be given to the company’s shareholders, prior to convening a meeting. In the event that the issue to be resolved is an issue subject to the Israeli proxy rules, a notice of no less than 35 days should be given to the company’s shareholders. In some cases, a prior notice of not less than 14 days may be given to the company’s shareholders.

Access to corporate records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli law

Merger

The Companies Law permits merger transactions with the approval of each party’s board of directors and shareholders (unless certain requirements described under the Companies Law are met). In accordance with the Companies Law, a merger may be approved at a shareholders meeting by a majority of the voting power represented at the meeting, in person or by proxy, and voting on that resolution and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the meeting of shareholders that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the rights to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the respective values assigned to each of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions in order to secure the rights of creditors. Moreover, a merger may not be completed until at least 50 days have passed from the time that the merger proposals were filed with the Israeli Registrar of Companies and 30 days have passed since the merger was approved by the shareholders of each merging company.

Special Tender Offer

The Companies Law requires a purchaser to conduct a special tender offer in order to purchase shares in publicly held companies, if as a result of the purchase the purchaser would (i) become a holder of 25% or more of the voting rights in a company in which no other shareholder holds at least 25% of the voting rights, or (ii) become a holder of more than 45% of the voting rights in a company, if there is no other shareholder who holds more than 45% of the voting rights in the company, in each case, subject to certain exceptions.

A special tender offer must be extended to all shareholders, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. In general, a special tender offer may be consummated only if  (i) at least 5% of the voting power of the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Full Tender Offer

Under the Companies Law, a person may not purchase shares of an Israeli public company if, following the purchase of shares, the purchaser would hold more than 90% of the company’s shares or of any class of shares, unless the purchaser makes a tender offer to purchase all of the company’s shares or all the shares of the particular class, as applicable. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law.

However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. The foregoing also applies to the acquisition of voting rights.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If  (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Shares purchased in contradiction to the tender offer rules under the Companies Law will have no rights and will become dormant shares.

Anti-takeover measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred or additional rights to voting, distributions or other matters and shares having preemptive rights. Currently, we do not have any authorized or issued shares other than ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of a majority of our ordinary shares represented and voting at a general meeting. Shareholders voting at such a meeting will be subject to the restrictions under the Companies Law as described under “Vote Requirements”.

Tax Law

Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. These provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

Changes in capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the distribution of dividends in the absence of sufficient retained earnings or profits require the approval of both our board of directors and an Israeli court.

Transfer agent and registrar

We have engaged American Stock Transfer & Trust Company]to act as the transfer agent and registrar for our ordinary shares.

Listing

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “INMD.”